Exhibit (p)(3)
                               PPM HOLDINGS, INC.

                                PPM AMERICA, INC.

                                PPM FINANCE, INC.

                           CODE OF ETHICS AND CONDUCT

         As an investment adviser, PPM America, Inc. ("PPMA") owes its clients, and the shareholders of any mutual fund for which it is adviser or subadviser, the highest duty of diligence and loyalty. Accordingly, one of the fundamental policies of PPMA is to avoid any conflict of interest. In furtherance of this fundamental policy, this Code of Ethics and Conduct ("Code") has been adopted by PPMA, by PPMA's immediate parent company, PPM Holdings, Inc. and by PPMA's affiliated company, PPM Finance, Inc. PPMA, PPM Holdings and PPM Finance are referred to collectively in the Code as "PPM."

         PPM has adopted a separate Code of Ethics for Certain Employees of Jackson National Life Insurance Company ("Code for JNL Covered Persons").

         This Code applies to each employee of PPM, including all executive officers of PPMA, PPM Holdings or PPM Finance, to any temporary employee of PPM as determined by the Chief Compliance Officer and to those employees of Jackson National Life Insurance Company who work in PPM's Chicago office (each referred to collectively in the Code as an "Employee"). The Code does not apply to employees of Jackson National Life Insurance Company who are "Covered Persons" under the CODE FOR JNL COVERED PERSONS.

         This Code contains many references to the "Chief Compliance Officer." References to the Chief Compliance Officer mean the Chief Compliance Officer of PPMA, or a person designated by the Chief Compliance Officer to assume responsibility for a particular function (for example, to monitor personal securities transactions, or to consider requests for preclearance of transactions) or during a period of time (for example, during an absence of the Chief Compliance Officer).

         Throughout this Code, you will see references to the iTrade System ("iTrade"). iTrade is an electronic personal securities trading compliance system that is available on PPM's intra-net. PPM has adopted iTrade to perform automatically a variety of compliance functions required by the Code and Securities and Exchange Commission regulations. Each Employee subject to this Code must be familiar with how iTrade works. If at any time iTrade is not functioning correctly, you may not effect a personal trade until the problem has been addressed, or you have contacted the Chief Compliance Officer for further instructions. An Employee may use iTrade through a computer link-up outside of the office. If you are required to pre-clear a trade (as discussed below) and do not have access to iTrade outside the office, you must contact the Chief Compliance Officer for instructions.

         Each Employee should consult with the Chief Compliance Officer or with PPMA's General Counsel regarding any question about the Code or other issues relating to PPM's fiduciary obligations to its clients BEFORE taking any action.

         Please also remember that PPM has developed POLICY AND PROCEDURES REGARDING INSIDE INFORMATION AND CHINESE WALLS ("Inside Information Policy"), and has also adopted a POLICY AND PROCEDURES FOR CERTAIN JNL COVERED PERSONS REGARDING INSIDE INFORMATION AND CHINESE WALLS. Please refer to the INSIDE INFORMATION POLICY as appropriate.

                              I. GENERAL STANDARDS

         A. FAIR DEALING. Each Employee shall act in a manner consistent with the obligation of PPM and each person covered by the Code to deal fairly with all clients when taking investment action. Any investment idea developed by an Employee in the course of the Employee's work for PPM shall be made available for use by PPM's clients PRIOR to any personal trading or investment by any Employee based on those ideas, including trading or investment by an Employee directly or indirectly.

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         B. PERSONAL SECURITIES  TRANSACTIONS.  No Employee may purchase or sell any security in which the Employee has a beneficial interest, or in an account (other than the account of a PPM client) directly or indirectly controlled or influenced by the Covered Person, except in accordance with this Code. See
Section II.A. for a list of the specific transactions covered by this Code and APPENDIX A for examples of situations in which a person covered by the Code will be deemed to have a beneficial interest in a security for purposes of the Code. Specific prohibitions and reporting requirements are contained in Sections III and IV of the Code.

         C. GIFTS, FAVORS, AND GRATUITIES. An Employee may not accept any gift, favor, gratuity or invitation offered by any broker, client, approved company (I.E., a company whose securities are held by a PPM client), supplier, or other person or organization with whom PPM has a business relationship, that creates a conflict between the Employee's personal financial interest and the interests of PPM's clients. Specifically, an Employee may not accept any such gift, favor, gratuity or invitation except those extended as a customary courtesy of business life. Prohibited gifts or gratuities include the receipt of any credit facility, personal investment opportunities or other special treatment from any broker or dealer that is not available from that broker or dealer to similarly situated customers not in the securities or investment management business. Additional prohibitions, restrictions or policies relating to the receipt of gifts, favors and gratuities may be established from time to time at the request of a client or an affiliate of PPM.

         No Employee should offer any gift, favor, gratuity, or invitation that influences decision-making or otherwise creates a conflict of interest on the part of the intended recipient.

         D. CONFIDENTIALITY. Information relating to any client's portfolio or activities is strictly confidential and shall not be disclosed, orally or in writing, to anyone outside PPM, unless that Employee has been specifically authorized to release that information by the Chief Compliance Officer or PPMA's General Counsel. For further guidance, consult PPM's PRESS POLICY and policy regarding CONFIDENTIAL INFORMATION AND NON-COMPETITION.

         E. SERVICE AS A DIRECTOR. No Employee shall serve on the board of directors (or equivalent) of any company with a class of publicly-held securities, except (i) for Employees who are members of PPMA's Private Information Investment Group, in accordance with the COMPLIANCE PROCEDURES FOR PRIVATE INFORMATION INVESTMENT GROUP EMPLOYEES TO SERVE ON THE BOARD OF DIRECTORS OF A PUBLIC COMPANY, a copy of which is attached as EXHIBIT A and (ii) with the prior authorization of PPMA's Management Committee. Board service increases the likelihood of possession of material, non-public information. Please also refer to PPM'S INSIDE INFORMATION POLICY.

         F. EXEMPTIONS FROM THE CODE'S PROVISIONS. The purpose of the Code is to prevent the damage that might result from a conflict between the interests of an Employee and PPM's clients, not to impose undue financial burdens on persons subject to the Code. For that reason, the Chief Compliance Officer has the authority to grant an exemption, in advance of any proposed transaction, from any provision of this Code (except the provisions requiring (i) reporting of personal securities transactions and (ii) preclearance of acquisitions of securities in private placements) if, in the judgment of the Chief Compliance Officer, (a) compliance with the provision of the Code would result in financial hardship to the Employee or (b) the proposed conduct involves no material opportunity for abuse and, in each case, the requested exemption would not result in any breach by PPM of its duties to its clients. Exemption of a proposed transaction from the Code is expected to be granted very rarely.

                      II. TRANSACTIONS COVERED BY THE CODE

                             AND EXEMPT TRANSACTIONS

         This Code regulates personal securities transactions as a part of the effort by PPM to detect and prevent conduct that might create an actual or potential conflict of interest with a client. The Code flatly prohibits certain




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transactions and establishes reporting  requirements for all personal securities transactions, except those listed in Sections II.B.1 and II.B.4.

     A. TRANSACTIONS COVERED BY THE CODE. Every transaction in a security by or for the benefit of an Employee is subject to the Code, including the acquisition or disposition of a security by gift or the acquisition of securities through an automatic dividend reinvestment plan.

         Security is defined very broadly for purposes of the Code. Transactions involving options, warrants, and futures contracts are subject to the same restrictions and procedures as those set forth in this Code with respect to the underlying securities.

         The Code covers transactions in:

          o    the personal account of an Employee,

          o the account of any member of the Employee's immediate family (including spouse, minor children or any relative living in the Employee's home),

          o any other account in which the Employee has a direct or indirect financial or "beneficial" ownership interest, and

          o in any account (other than an account for a PPMA client) controlled by or under the influence of the Employee.

As required by the Securities and Exchange Commission, beneficial interest is defined broadly; see APPENDIX A to the Code for examples of ownership arrangements covered by the Code. Having a beneficial interest in a security for purposes of the Code is not necessarily the same thing as ownership for other purposes (including, for example, tax purposes).

         If you have any question about whether a transaction is covered by the Code, contact the Chief Compliance Officer BEFORE taking any action.

     B.   EXEMPT   TRANSACTIONS.   The   following   transactions   are  "Exempt
Transactions" for purposes of this Code:

          1. purchases or sales of securities effected in any account over which an Employee has no direct or indirect influence or control or in any account of the Employee which is managed on a discretionary basis by a person other than the Employee and with respect to which the Employee does not in fact influence or control purchase or sale transactions;

          2. purchases or sales of securities which are involuntary on the part of the Employee (for example, the redemption of a debt security by the issuer);

          3. purchases of securities by exercising rights that were issued pro rata to all holders of a class of securities, but only if the Employee acquired the rights directly from the issuer (and not by purchase from someone other than the issuer), and sales of rights that were acquired by the Employee by pro rata issuance directly from the issuer;

          4. securities transactions involving: shares of registered open-end mutual funds; direct obligations of the government of the United States; bankers' acceptances; bank certificates of deposit; commercial paper; high quality short-term debt securities, including repurchase agreements; and

          5. securities transactions in a unit investment trust that holds itself out as an index-tracking stock (E.G., QQQ shares traded on the NASDAQ stock market).

                         III. PERSONAL INVESTMENT RULES

     A. PROHIBITED TRANSACTIONS. The following transactions are prohibited:

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          1.   FRONT-RUNNING.  No Employee  shall engage in  "front-running"  an order or  recommendation.  Front-running  consists of executing a
               personal  securities   transaction  in  the  same  or  underlying
               securities, options, rights, warrants, convertible securities, or other related securities, based on the knowledge of a forthcoming transaction or recommendation by PPM.

          2. SECURITIES ON RESTRICTED LISTS; INSIDE INFORMATION POLICY. No Employee may purchase or sell any security prohibited by the INSIDE INFORMATION POLICY, including:

               a.   any security on the FIRM WIDE RESTRICTED LIST; and

               b. for Employees designated in the INSIDE INFORMATION POLICY as members of the Private Information Investment and Access Groups, any security on the PRIVATE INFORMATION RESTRICTED LIST.

               See the INSIDE INFORMATION POLICY for more information and definitions.

               PPMA also maintains a JNL COVERED PERSONS RESTRICTED LIST which restricts the trading of JNL Covered Persons.

          3. BLACKOUT-PERIOD FOR CLIENT TRANSACTIONS. No Employee may purchase or sell any security which: (a) is being purchased or sold on behalf of a client (I.E., an order has been entered but not executed for a client), (b) has been purchased or sold by a client during any of the prior seven calendar days, or (c) is being planned for purchase or sale on any client's behalf during any of the next seven days. Notwithstanding the prohibition in the preceding paragraph, no blackout period will apply to Exempt Transactions, as defined in Section II.B. of the Code, or to any transaction in a security which is being purchased or sold, has been purchased or sold, or is being planned for purchase or sale, on behalf of a PPMA client exclusively by a foreign affiliate of or subadviser to PPMA.

          4. PRE-APPROVAL OF PERSONAL SECURITIES TRANSACTIONS. No Employee may initiate, recommend, or in any other way participate in a personal securities transaction in securities that are not Exempt Transactions (as defined in Section II.B. above) unless that transaction has been pre-approved as described in III.B. below.

          5. INITIAL PUBLIC OFFERINGS. No Employee may purchase any equity security or any security convertible into an equity security in an initial public offering ("IPO") of that security. ---

          6. PRIVATE PLACEMENTS. No Employee may purchase any security in a private placement without the prior written approval of the Chief Compliance Officer.

          7. SHORT SALES. No Employee may sell short any security that is held in any PPMA client account.

          8. DEALING WITH CLIENTS. No Employee may sell or purchase any security to or from a client portfolio for that Employee's account, for any account in which the Employee has or would have a beneficial interest, or for any account directly or indirectly controlled by or under the influence of the Employee.

          9. BETS. No Employee shall make a wager or bet of any kind on the change in the price of any security or the value of any securities index.

          B.   PROCEDURES FOR PRE-APPROVAL OF PERSONAL SECURITIES TRANSACTIONS.

          1. TRANSACTIONS FOR WHICH PRE-APPROVAL IS REQUIRED. Except for Exempt Transactions (as defined in Section II.B. above), each Employee MUST input each proposed personal securities trade into ---- iTrade, respond to each question posed by that system and receive its authorization to initiate, recommend, or in any other way participate in a personal securities transaction of any kind (including purchases, sales, exercises and exchanges). In responding to each iTrade question, an Employee must respond fully, and must accurately disclose any relationship between the


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               security  proposed  to be  purchased  and  any  security  held or planned to be acquired by any PPM client (for example, the security proposed to be purchased has been made available because of purchases of the same or related securities by PPM clients). If iTrade does not accept the CUSIP or other identifying marker for the security (E.G., transactions in a limited partnership), the Employee must seek written pre-approval from the Compliance Officer to execute that trade. In addition, if iTrade does not process your pre-approval request, you must seek the written pre-approval of the Chief Compliance Officer before executing your personal trade.

          2. APPROVAL OF A PERSONAL TRADING REQUEST. iTrade generally will approve a personal securities transaction if:

               a.   the transaction is not prohibited by the Code;

               b. the transaction does not violate PPM's INSIDE INFORMATION POLICY; and

               c. the transaction does not involve a conflict of interest or potential for a conflict of interest.

          3. EXECUTING A PRE-APPROVED TRANSACTION. iTrade pre-approval of a securities transaction is effective for one New York Stock Exchange trading day following the date approval is granted.1 If an Employee becomes aware of a significant change in the circumstances on which iTrade approval was based before the transaction is executed, the Employee shall be required to seek re-approval through iTrade.

          4. EFFECT OF PRE-APPROVAL. The approval of any personal securities transaction does not relieve an Employee of that Employee's responsibilities under the federal securities laws, including those relating to insider trading, or PPM's policies, including this Code.

          C.   REPORTS OF PERSONAL INVESTMENTS AND TRANSACTIONS.

          1. INITIAL AND ANNUAL ACCOUNT AND HOLDINGS REPORT. Upon entering employment with PPM and annually thereafter, every Employee must submit to the Chief Compliance Officer through iTrade, a Personal Securities Accounts and Holdings Report ("Personal Securities Report") (a copy of which is attached as APPENDIX B) with respect to every security and securities account in which the Employee has or expects to have a beneficial interest and every account (other than an account for a PPM client) for which he or she exercises influence or control over investment decisions. A similar Personal Securities Report is contained in iTrade.

               A. SECURITIES ACCOUNTS. As to securities accounts, the Personal Securities Report requires the Employee to identify in iTrade the brokerage firm at which each such account is maintained, the title of the account, the account number, and the names and addresses of all individuals with a beneficial interest in the account.

                    WHEN AN EMPLOYEE OPENS A NEW SECURITIES ACCOUNT, CLOSES AN EXISTING ACCOUNT, OR NO LONGER HAS INFLUENCE OR CONTROL OVER AN ACCOUNT, THE EMPLOYEE SHALL PROMPTLY ENTER SUCH CHANGE INTO ITRADE.

               B. SECURITIES HOLDINGS. As to securities holdings, the Personal Securities Report in iTrade requires disclosure of the name of the security, the type of security, the number of shares or principal amount (for debt securities), the nature of the Employee's interest in the security, and the brokerage firm where it is held. An Employee need not enter into the Personal Securities Report the types of securities listed as Exempt Transactions in Sections II.B.1. and II.B.4.


-----------------------------------

1 Accordingly, approval for limit orders must be renewed every business day until the order is filled or withdrawn.

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               C.   TIMING OF REPORTS.

                    I. INITIAL REPORT. The initial Personal Securities Report must be input into iTrade within 10 days after an Employee's commencement of employment with PPM, reporting the Employee's securities accounts and holdings as of the date of employment by PPMA.

                    II. ANNUAL REPORT. The annual Personal Securities Report shall be generated by iTrade as of February 28 of each year, reporting each Employee's securities accounts and holdings as of December 31 of the prior year. Each
                         Employee is required to check his or her annual Personal Securities Report in iTrade and, to the extent that securities that are required to be disclosed in such report are not reflected, the Employee must report such securities on a hard copy of Personal Securities Report attached hereto as APPENDIX B. Prior to February ---------- 28 of each year, the Chief Compliance Officer shall remind Employees of this requirement.

     2. CONFIRMATIONS AND STATEMENTS. Each Employee is responsible for arranging to have confirmations and monthly account statements for each account listed by the Employee in the Employee's Personal Securities Report sent by the broker or other entity holding the account to the Chief Compliance Officer.

     3. TRANSACTION REPORTING. Each Employee shall report all completed personal securities transactions to the Chief Compliance Officer within 10 days following the end of the month in which the transaction was completed. IN MOST CASES, AN EMPLOYEE'S REPORTING OBLIGATIONS WILL BE SATISFIED BY THE CONFIRMATIONS AND STATEMENTS THE EMPLOYEE CAUSES TO BE DELIVERED TO THE CHIEF COMPLIANCE OFFICER. HOWEVER, ANY TRANSACTION OR ANY NEW ACCOUNT WHICH, FOR ANY REASON, IS NOT INCLUDED IN THE CONFIRMATIONS AND ACCOUNT STATEMENTS BEING PROVIDED TO THE CHIEF COMPLIANCE OFFICER SHALL BE REPORTED BY THE EMPLOYEE.

          Monthly transaction reports, if required, shall include the following information for each transaction:

               o    the date of the transaction;

               o title, interest rate and maturity date (if applicable), number of shares and the principal amount of each security involved;

               o the nature of the transaction (I.E., purchase, sale, gift, or other type of acquisition or disposition);

               o    the price at which the transaction was effected;

               o the name of the broker, dealer or bank with or through which the transaction was effected; and

               o    the date the report is submitted.

          IN ADDITION, WHEN AN EMPLOYEE OPENS A NEW SECURITIES ACCOUNT, CLOSES AN EXISTING ACCOUNT, OR NO LONGER HAS INFLUENCE OR CONTROL OVER AN ACCOUNT, THE EMPLOYEE'S MONTHLY REPORT SHALL DISCLOSE SUCH CHANGE AND SHALL INCLUDE:

               o the name of the broker, dealer or bank with whom the account was established;

               o    the date the account was established; and

               o    the date the report is submitted.

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     4.   REPORTS OF COMPLIANCE  OFFICERS AND GENERAL COUNSEL.  Reports relating to the personal securities transactions of each Compliance Officer other than the Chief Compliance Officer shall be delivered to the Chief Compliance Officer. Reports relating to the personal securities transactions of the General Counsel of PPMA shall be delivered to the Chief Compliance Officer, if the General Counsel is not then the Chief Compliance Officer, or to a designated Compliance Officer. Reports
          relating  to  the  personal  securities   transactions  of  the  Chief
          Compliance Officer shall be delivered to a designated Compliance Officer.

     5. REPORTS MAY BE IN ANY FORM. Monthly reports filed by an Employee pursuant to this Code may be in any form that includes all of the information required (including copies of confirmations or account statements).

          AN EMPLOYEE WILL BE DEEMED TO HAVE SATISFIED THE MONTHLY REPORTING REQUIREMENT, AND IS NOT REQUIRED TO FILE A MONTHLY REPORT OF ANY TRANSACTION EXECUTED THROUGH BROKERAGE OR OTHER ACCOUNTS IDENTIFIED TO THE CHIEF COMPLIANCE OFFICER AND FOR WHICH DUPLICATE CONFIRMATIONS OR MONTHLY ACCOUNT STATEMENTS SHOWING ALL TRANSACTIONS ARE DELIVERED TO THE CHIEF COMPLIANCE OFFICER.

                         IV. ADMINISTRATION OF THE CODE

     A.   COMMUNICATIONS.

     1. INITIAL COMMUNICATION AND CERTIFICATION. Upon adoption of the Code or the commencement of employment, each Employee of PPM is provided with a copy of the Code. At that time, each Employee also is scheduled to discuss the Code with the Chief Compliance Officer. Each Employee is required to acknowledge his or her understanding of the Code's prohibitions and requirements by acknowledging receipt and understanding of the Code in iTrade.

     2. ANNUAL CERTIFICATION. Each year PPM recirculates the Code to its Employees and requires that each of them affirm in iTrade that they have read and understand the Code and that the Employee will comply with the Code.

     3. QUESTIONS. Persons subject to the Code are encouraged to direct any questions that may arise concerning the Code and its prohibitions to the Chief Compliance Officer or to PPMA's General Counsel.

     B.   REVIEW OF PERSONAL SECURITIES TRANSACTIONS.

     1. REVIEW OF CONFIRMATIONS. iTrade shall match duplicate trade confirmations that it has received electronically or which have been entered into it manually, with all the pre-approval entries, to ensure that all trades have received prior iTrade authorization, if required.

          If iTrade indicates that a securities transaction was effected which was required to be pre-approved, but for which no authorization or other prior written approval was obtained or which was executed after approval expired, the Chief Compliance Officer shall discuss the circumstances of the transaction and the reason for the failure to follow required procedures with the Employee and shall make a written record of the matter. A copy of that record shall be retained in that Employee's personal securities transactions file. This action does not preclude any other sanction for violation of the Code.

     2. MONTHLY REVIEW. On a monthly basis, the Chief Compliance Officer shall review each Employee's personal securities transactions, using iTrade, confirmations, and other account documentation to look for indications of improper personal securities transactions. The Chief Compliance Officer shall discuss any questionable transactions with the Employee who effected the trade and make such other inquiries as the Chief
          Compliance Officer in his discretion deems appropriate. The Chief Compliance Officer shall make a written record of any determination made and the reasons underlying that determination.

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     C.  RECORDKEEPING.  The Chief Compliance Officer shall maintain the records listed below for a period of five years, for the first two years at PPM's principal place of business in an easily accessible place:

     1. LIST OF PERSONS COVERED BY THE CODE. A list of all Employees, which shall constitute a list of all persons subject to the Code during the period.

     2. COMPLIANCE CERTIFICATES. A record of each annual certification effected in iTrade by all Employees acknowledging receipt of copies of the Code and acknowledging that they are subject to it, and, in the case of Employees subject to the Code in prior periods, certifying that he or she complied with the Code during that prior period.

     3. CODES. A copy of each code of ethics that has been in effect at any time during the period.

     4. REPORTS. A copy of each Personal Securities Report, iTrade record, confirmation and monthly statement submitted by an Employee and a record of any known violation and action taken as a result thereof during the period.

     5. PRIVATE PLACEMENT APPROVAL. A copy of each record evidencing prior approval of, and the rationale supporting, an acquisition by an Employee of securities in a private placement.

     D. ANNUAL REVIEW OF PROCEDURES. The Code shall be reviewed by PPM's management at least annually to assess its effectiveness, in conjunction with PPM's other policies and procedures, in preventing improper and illegal personal securities trading by PPM's Employees.

     E. REVIEW BY FUNDS' BOARDS. The Chief Compliance Officer and an appropriate officer of any mutual fund for which PPMA serves as investment adviser (who may be an officer or employee of PPMA) shall prepare an Annual Report to the board of any mutual fund for which PPMA serves as investment adviser or subadviser that:

     1. summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

     2. describes issues that arose during the previous year under the Code or procedures concerning personal investing, including but not limited to information about material violations of the Code and sanctions imposed;

     3. certifies to the board that the mutual fund has adopted procedures reasonably necessary to prevent its investment persons and access persons from violating the Code; and

     4.   identifies  any  recommended  changes  in  existing   restrictions  or
          procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.


               V. CONSEQUENCES OF FAILURE TO COMPLY WITH THE CODE

         If the Chief Compliance Officer determines that a violation or possible violation of any of the provisions of this Code has occurred, the Chief Compliance Officer shall report that determination to the President of PPMA (or, if the violation of the Code is believed to involve the President, to the Chief Executive Officer of Prudential plc's North American businesses or other appropriate executive officers of PPM's corporate parent). The Chief Compliance Officer shall discuss the matter with the Employee. If the President of PPMA or other executive agrees with the determination of the Chief Compliance Officer, the Chief Compliance Officer shall report any material violations to the Board of Directors of PPMA and/or to the board of any mutual fund of which PPMA is investment adviser or subadviser.

         PPMA's Board of Directors may impose such sanctions against the Employee as it deems appropriate under the circumstances. Such sanctions may include unwinding a transaction, forfeiture of any profit from a transaction, reduction in salary, censure, suspension or termination of employment.

         Violations of this Code may also violate the federal securities laws. Sanctions for violations of the federal securities laws, particularly violations of the antifraud provisions, include fines, money damages, injunctions, imprisonment, and bars from certain types of employment in the securities business.

                                                                      APPENDIX A


                        EXAMPLES OF BENEFICIAL OWNERSHIP

     You will be deemed to have a beneficial interest in a security for purposes of the Code in the circumstances listed below.

     1. Securities held by you for your own benefit, whether such securities are in bearer form, registered in your own name, or otherwise;

     2. Securities held by others for your benefit (regardless of whether or how such securities are registered), such as, for example, securities held for you by custodians, brokers, relatives, executors, or administrators;

     3. Securities held by a pledgee for your account;

     4. Securities held by a trust in which you have an interest. A remainder interest will confer beneficial ownership only if you have power to exercise or share investment control over the trust.

     5. Securities held by you as trustee or co-trustee, where either you or any member of your immediate family (I.E., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an interest in the trust.

     6. Securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or share investment control;

     7. Securities held by any non-public partnership in which you are a partner to the extent of your interest in partnership capital or profits;

     8. Securities held by a personal holding company controlled by you alone or jointly with others;

     9. Securities held in the name of your spouse unless legally separated, or in the name of you and your spouse jointly;

     10. Securities held in the name of your minor children or in the name of any immediate family member of you or your spouse (including an adult child) who is presently sharing your home. This applies even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household;

     11. Securities held in the name of any person other than you and those listed in paragraphs (9) and (10), above, if by reason of any contract, understanding, relationship, agreement, or other arrangement you obtain benefits substantially equivalent to those of ownership;

     12. Securities held in the name of any person other than you, even though you do not obtain benefits substantially equivalent to those of ownership (as described in (11), above), if you can vest or revest title in yourself.

     13. Securities held by an investment club in which you are a member.

                                                                      APPENDIX B


                PERSONAL SECURITIES ACCOUNTS AND HOLDINGS REPORT

         In accordance with PPM's Code of Ethics and Conduct (the "Code"), please provide a list of all of your securities accounts and securities holdings in which you have a beneficial interest. More detailed instructions are set forth below. You will be asked to complete this report in PPM's electronic compliance system, iTrade, upon entering PPM's employment and annually thereafter. In addition, during the course of the year, if you open a new account or otherwise obtain a beneficial interest in a securities account, the Code requires that you report that new account in iTrade. If you have any question as to whether a security account or holding should be reported on this Report, you should consult with the Chief Compliance Officer.

1. Please provide a list identifying all securities accounts in which you have a beneficial interest. See Appendix A to the Code for examples of situations in which you will be deemed to have a beneficial interest in a security. If you have any question as to whether an account should be reported, you should consult with the Chief Compliance Officer.


============================================= ====================== ===========================================


              NAME OF ACCOUNT                    Account Number                Name of Brokerage Firm

--------------------------------------------- ---------------------- -------------------------------------------

--------------------------------------------- ---------------------- -------------------------------------------

--------------------------------------------- ---------------------- -------------------------------------------

--------------------------------------------- ---------------------- -------------------------------------------

--------------------------------------------- ---------------------- -------------------------------------------

--------------------------------------------- ---------------------- -------------------------------------------

--------------------------------------------- ---------------------- -------------------------------------------

--------------------------------------------- ---------------------- -------------------------------------------

--------------------------------------------- ---------------------- -------------------------------------------

--------------------------------------------- ---------------------- -------------------------------------------

--------------------------------------------- ---------------------- -------------------------------------------

--------------------------------------------- ---------------------- -------------------------------------------

--------------------------------------------- ---------------------- -------------------------------------------

--------------------------------------------- ---------------------- -------------------------------------------

============================================= ====================== ===========================================

         NOTE:  CONTINUE LISTING AS NECESSARY ON ADDITIONAL SHEETS

         2. Please provide a list of all securities in which you have a beneficial interest. See Appendix A to the Code for examples of situations in which you will be deemed to have a beneficial interest in a security. You need not include securities indicated in Sections II.B.1. and II.B.4 of the Code, but you must report those Exempt Transactions indicated in Sections II.B.2, II.B.3 and II.B.5 of the Code. If you do not have any securities holdings to report, write NONE. INSTEAD OF COMPLETING THIS FORM, YOU MAY PROVIDE THE CHIEF COMPLIANCE OFFICER COPIES OF THE MOST RECENT STATEMENTS OF EACH OF THE ACCOUNTS LISTED ABOVE.


======================================== ================= ================ ======================================

                                                              Number of
                                                              Shares or

                                             Type of       Principal3
           NAME OF SECURITY              Security2             Amount             Brokerage Firm Where Held

---------------------------------------- ----------------- ---------------- --------------------------------------

---------------------------------------- ----------------- ---------------- --------------------------------------

---------------------------------------- ----------------- ---------------- --------------------------------------

---------------------------------------- ----------------- ---------------- --------------------------------------

---------------------------------------- ----------------- ---------------- --------------------------------------

---------------------------------------- ----------------- ---------------- --------------------------------------

---------------------------------------- ----------------- ---------------- --------------------------------------

---------------------------------------- ----------------- ---------------- --------------------------------------

---------------------------------------- ----------------- ---------------- --------------------------------------

---------------------------------------- ----------------- ---------------- --------------------------------------

---------------------------------------- ----------------- ---------------- --------------------------------------

---------------------------------------- ----------------- ---------------- --------------------------------------

======================================== ================= ================ ======================================

         NOTE:  CONTINUE LISTING AS NECESSARY ON ADDITIONAL SHEETS

         I CERTIFY THAT THE STATEMENTS MADE BY ME ON THIS FORM ARE TRUE, COMPLETE, AND CORRECT TO THE BEST OF MY KNOWLEDGE AND BELIEF AND ARE MADE IN GOOD FAITH.




                    Date                                           Signature


----------------------------------

2      Insert the following symbol as pertinent to indicate the type of security held: C-common stock, P-preferred stock, O-optopn, W-warrant, D-debt security, and X-other.
3      For Debt Securities

    COMPLIANCE PROCEDURES FOR PRIVATE INFORMATION INVESTMENT GROUP EMPLOYEES

             TO SERVE ON THE BOARD OF DIRECTORS OF A PUBLIC COMPANY

          FOR A PPM AMERICA EMPLOYEE OF THE PRIVATE INFORMATION INVESTMENT GROUP ("PPM EMPLOYEE") TO SERVE AS A DIRECTOR TO ANY "PUBLIC" COMPANY, THE FOLLOWING PROCEDURES MUST BE COMPLIED WITH:

1. The PPM Employee must receive the prior written approval from PPM America's Board of Directors before he/she can serve on the Board of Directors of a company that issues publicly-traded securities, whether equity or debt. This prior approval requirement also extends to situations where the PPM Employee serves on the Board of a private company that will be going public within the next three months.

     Prior to joining the Board, or as soon as the information or Policy becomes available, the PPM Employee shall be required to provide the following materials to PPM's Compliance Officer:

o a copy of the Company's Insider Trading policy and procedures applicable to Company insiders, including information related to restrictions on trading by insiders of the Company and any "window period" during which trading by Company insiders is permitted, and

          o the name and phone number of the Company's in-house counsel or other company representative primarily responsible for administering the Company's Insider Trading policy and procedures.

2. Once the PPM Employee becomes a member of the Board of the Company, PPM's Compliance Officer immediately shall place the names of all public securities issued by the Company on either the Firmwide Restricted List or the Private Information Restricted List, whichever is deemed appropriate by the Compliance Officer after consideration of all relevant factors.

3. Only in certain situations will the firm consider lifting the restriction to permit an employee in the Private Information Investment Group to effect a transaction on behalf of a client. Requests for an exemption must be submitted in writing to PPM's Compliance Officer. Prior to granting a waiver to the firm-wide restricted list to permit trading in a security included on the restricted list by reason of this policy, the Compliance Officer, or his designee, will perform the following "due diligence" steps:

          o Determine whether the proposed transaction complies with the Company's Insider Trading policy and procedures.

          o Contact the Company representative to determine whether the PPM Employee serving as Director to the Company is in possession of any material, non-public information related to the Company.

          o Discuss directly with the PPM Employee who is serving as a Director to the Company, and the investment manager(s) proposing the trade on behalf of a client account or the PPM Employee requesting to trade for his/her personal account whether such individual(s) possess any information related to the Company.

          o Determine the current state of publicly available information concerning the Company.

          o Maintain a record of the due diligence that was performed as a basis for allowing or disallowing the transaction.

     4. Upon concluding that it is appropriate to grant a waiver from the trading restriction the Compliance Officer, or his designee, will generally include a window period in which to complete the transaction. The window period will generally be no longer than two weeks but could be longer or shorter at the discretion of the Compliance Officer. If, during the approved window during which a waiver is effective, the PPM Employee who is serving as a Director to the Company or the investment manager(s) proposing the trade on behalf of a client account receive any potentially non-public material information about the Company, such person shall be required to immediately inform the Compliance Officer about the receipt of such information, in which case, the Compliance Officer shall determine whether such information is material and non-public. If the Compliance Officer determines that the information is material and non-public, the waiver shall immediately expire.

     5. No compensation or economic benefit for service as a Director may be accepted by the PPM Employee serving as Director; provided, however, that the PPM Employee may receive compensation if, in consultation with the Compliance Officer, such compensation is provided directly to the account of the appropriate PPM client(s). The PPM Employee serving as a Director may accept remuneration for reasonable travel costs incurred as part of performing his/her duties as a Director and may accept and/or participate in entertainment provided by the Company, so long as such entertainment is provided to all of the other Directors of the Company or is provided in the ordinary course of the Company's business.

     6. The Company's securities will be removed from PPM's restricted list at the end of the calendar quarter next following the resignation or removal of the PPM Employee from the Board of the Company.

     7. PPM's Compliance Officer, or his designee, shall maintain a confidential "watch" list of the securities placed on the Private Information Restricted List by reason of this policy and shall monitor all trading by employees outside of the Private Information Investment Group whether for personal accounts or on behalf of PPM clients.

     8. A violation of these compliance procedures may result in removal from the Company's Board and/or other sanctions described in PPM's POLICY AND PROCEDURES REGARDING INSIDE INFORMATION AND CHINESE WALLS.

                                                                  Exhibit (p)(5)

                               CODE OF ETHICS FOR

                      NORTHERN TRUST CORPORATION AFFILIATES

                        SERVING AS INVESTMENT ADVISERS TO

                         REGISTERED INVESTMENT COMPANIES

This Code of Ethics ("the Code") has been adopted by Northern Trust Corporation affiliates (collectively, "Northern") serving as investment advisers to registered investment companies in compliance with Rule 17j-1(c)(1) promulgated by the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940. That rule requires each investment adviser of a registered investment company to adopt a written code of ethics. In certain respects the Code imposes requirements that exceed those imposed by law.

The purpose of the Code is to establish general principles governing the conduct of Northern's employees in connection with Northern's services as investment adviser to registered investment companies, and to establish procedures to enhance compliance with those general principles and, in particular, to prevent Access Persons from engaging in any act, practice, or course of business prohibited by SEC Rule 17j-1(b).

For the purposes of the Code, an Access Person means any director, officer, general partner or Advisory Person of a Northern affiliate that is an investment adviser to a registered investment company ("Investment Company"). An "Advisory Person" means any employee of a Northern affiliate that is an investment adviser to an Investment Company (or of any company in a control relationship to the Investment Company or the investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by an Investment Company (including employees engaged in trade execution activities), or whose functions relate to the making of any recommendations with respect to purchases or sales of securities by an Investment Company. An "Investment Person" means any employee of a Northern affiliate that is an investment adviser to an Investment Company (or of any company in a control relationship to the Investment Company or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by an Investment Company and includes an employee who: (1) is engaged in the management of securities held by an Investment Company as a portfolio manager, co-manager or member of the portfolio management team, whether or not that person is primarily engaged in the management of other accounts (hereinafter a "Portfolio Manager"); or (2) is engaged in investment research or fixed income research activities related to securities held or to be acquired by an Investment Company.

Company.

Notwithstanding the foregoing, a director, officer, general partner or Advisory Person of a Northern affiliate that is primarily engaged in a business or businesses other than advising Investment Companies or other advisory clients shall be deemed an Access Person under this Code only if such person, with respect to any Investment Company, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or, in connection with his or her duties obtains any information concerning recommendations being made by the investment adviser to the Investment Company.

Rule 17j-1(b) renders it unlawful for any affiliated person of an investment adviser of a registered investment company, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired1 by such registered investment company --

     1. To employ any device, scheme or artifice to defraud such registered investment company;

     2. To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

     3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon such registered investment company; or

     4. To engage in any manipulative practice with respect to such registered investment company.

                                     PART I

                               GENERAL PROVISIONS

A. The Code governs the conduct of each Access Person of Northern.

B. All Access Persons shall act at all times to give priority to the interests of each Investment Company and to the interests of the shareholders of each Investment Company. All Access Persons shall conduct all personal securities transactions consistent with the Code and in such manner as to avoid any actual or potential conflict of interest or any abuse of the Access Person's position of trust and responsibility with respect to any Investment Company. A fundamental principle underlying the Code is that no Access Person should take any inappropriate advantage of his or her position. In addition, Access Persons are generally discouraged from engaging in short-term speculative trading, excessive trading and trading which interferes with an employee's job responsibilities. Compliance with the Code is a condition of employment of each Access Person. Violation of any of the foregoing principles or of any other specific provision of the Code is grounds for disciplinary action, including termination of employment.

C. No Access Person shall engage in any of the conduct prohibited by Rule 17j-1(b), quoted above, in connection with an Investment Company.

D. Access Persons are subject to and must comply with the policy on Gifts, Bequests, Meals, Entertainment and Loans from Clients or Vendors to Staff Members contained in the Northern Trust Corporation Guidelines Relating to Standards of Conduct.

E. An Access Person should not serve as a member of a board of directors of a publicly-held company. Exceptions to this policy require the written approval of the Access Person's Business Unit Head or President.

F. Each Access Person shall certify annually on the prescribed form that he or she has read and understood the Code, recognizes that he or she is subject thereto, has complied with the Code, including the securities trading provisions in Part II thereof, and will continue to comply with the Code so long as he or she remains an Access Person.

G. The Investment Compliance Department shall review all reports of securities holdings and securities transactions submitted pursuant to the Code or to Rule 17j-1 in order to seek to identify any possible violation of the Code. The Investment Compliance Department shall report any apparent violation of the Code to the Ethics Committee for appropriate action.

H. Northern shall preserve in an easily accessible place:

     o (i) a copy of the current Code in effect and a copy of any predecessor Code for a period of five years after it was last in effect;

     o (ii) a record of any violation of the Code and of any action taken as a result of such violation, for a period of five years from the end of the fiscal year in which the violation occurred;

     o (iii) a copy of each report made by an Access Person pursuant to Rule 17j-1 for a period of five years from the end of the fiscal year in which the report was made;

     o (iv) a list of all persons who are, or within the prior five years have been, required to make reports pursuant to Rule 17j-1 and a list of all persons responsible for reviewing such reports;

     o (v) a copy of each report furnished to the Board of any Investment Company pursuant to Rule 17j-1(c)(2)(ii), describing issues arising under this Code and certifying that Northern has adopted procedures reasonably designed to prevent Access Persons from violating this Code; and

     o (vi) a record of any decisions and supporting reasons approving the acquisition of securities by an Investment Person under Part II. E. of this Code.


I. All questions of interpretation of provisions of the Code shall be submitted in writing to and resolved by the Ethics Committee and the General Counsel or his designee2 ("Legal Counsel"). Pending resolution of any issue submitted to the Ethics Committee and Legal Counsel, any uncertainty about the scope of any provision of the Code should be resolved in favor of a broader rather than narrower interpretation. The Ethics Committee and Legal Counsel also reserve the right in appropriate circumstances to grant waivers from any requirements under this Code.

                                     PART II

              PROVISIONS REGARDING PERSONAL SECURITIES TRANSACTIONS

The following provisions pertain to securities transactions in all accounts of an Access Person. For purposes of these provisions, the accounts of an Access Person include all accounts in the name of the person, all accounts of the person's spouse, all accounts of any minor children or other relatives (by marriage or otherwise) living in the person's home and all such accounts in which any of the foregoing persons has any beneficial ownership interest or over which he or she exercises control or investment influence. References in this
Part II to transactions by a person refer to transactions in any account of the person as defined in this paragraph. Limitations on the scope of the meaning of "all accounts of an Access Person" in the circumstances of a particular person may be made by the Ethics Committee and Legal Counsel upon the written request of an Access Person. Any such request shall set forth in reasonable detail the facts and circumstances, and shall include an explanation why the requested limitations will not enable the person to circumvent the objectives of the Code.

A. All securities accounts of an Access Person shall be maintained at Northern Trust Securities, Inc. ("NTSI"), or at another brokerage firm selected by the Access Person, provided that notice pursuant to the prescribed form has been provided by the Access Person to the Investment Compliance Department before placing any orders.

B. Duplicate confirmations for all transactions and duplicate statements for all accounts of an Access Person, whether or not all such accounts are maintained at NTSI, shall be provided by the broker/dealer directly to the Investment Compliance Department, which shall review all such information to assure that each Access Person has complied with the Code in all respects.

C. Each Access Person shall inform the Investment Compliance Department, using the prescribed form, of all securities (whether or not publicly traded) in which the Access Person has any beneficial ownership not later than ten (10) days after commencing employment as an Access Person. Not later than January 30 each year, each Access Person shall provide the Investment Compliance Department with a list of all securities (whether or not publicly traded) in which the Access Person had any beneficial ownership as of the preceding December 31. In lieu of a separate listing of holdings, where all securities in question are held in an account with a broker-dealer, another bank or other custodian, the Access Person may provide written certification of the accuracy and completeness of statements provided by the Investment Person's agent(s). An Access Person may exclude from such lists all securities of the types described in footnote 4. The concept of beneficial ownership is defined in footnote 5.

D. No Advisory Person or Investment Person shall engage in any securities transaction without prior approval by the Investment Compliance Department. Requests for approval shall be submitted on the prescribed form. The purpose of this "preclearance" requirement is to foster compliance with other provisions of the Code. Each approval for a proposed securities transaction shall be valid until 5 p.m. Central Time on the first day the financial markets are open for trading following the day of approval.

E. The foregoing prohibition on engaging in securities transactions without prior approval DOES extend to securities purchased in a private placement. In addition, the purchase of securities in a private placement by an Investment Person must be approved in writing by the Chief Investment Officer ("CIO"). In determining whether an Investment Person's transaction in privately placed securities will be approved, the CIO shall take into account, among other factors, whether the investment opportunity should be reserved for an Investment Company and whether the investment opportunity is being offered to the Investment Person by virtue of his or her relationship to an Investment Company. A transaction in a privately placed security by the CIO must be approved in writing by the CIO's immediate supervisor.

F. The fact of an Investment Person's ownership of privately placed securities shall be disclosed to the CIO at any time when, to the knowledge of the Investment Person , an Investment Company is considering the purchase or sale of other securities issued by the issuer of the privately placed securities. This separate disclosure must be made even though the Investment Person has previously disclosed the ownership of the privately placed securities in compliance with Parts II.C and II.E of the Code. No Investment Person may participate in any investment decision on behalf of an Investment Company which involves the issuer of securities whose privately placed securities are held by the Investment Person without first disclosing in writing the fact of his or her ownership of the privately placed securities to the CIO and the Investment Compliance Department. The CIO shall determine whether the proposed investment is consistent with the Investment Company's investment objectives and is consistent with the best interests of the Investment Company before the Investment Company may purchase the security. The CIO's determination shall be in writing and forwarded to the Investment Compliance Department.

G. Restrictions Applicable to Access Persons, Advisory Persons and Investment Persons

     1. No Advisory Person or Investment Person shall purchase any equity securities in an initial public offering. Advisory and Investment Persons may only purchase such securities in the after-market not sooner than three business days after the public offering date.

     2. No Advisory Person or Investment Person shall engage in a securities transaction at a time when an Investment Company has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.

     3. No Advisory Person or Investment Person shall purchase or sell any security for a period of five business days after the security has been added to the Guidance List. In addition, no Advisory Person or Investment Person shall purchase or sell any security for a period of five business days after the internal rating on a security within the Guidance List has moved away from Neutral in either direction.

     4. No Access Person shall engage in a securities transaction when the Access Person knows at the time of the transaction that such security is being considered for purchase or sale by an Investment Company.

H. In addition to the restrictions contained in Part II. G. above, no Portfolio Manager shall engage in a securities transaction during the period beginning seven calendar days before and ending seven calendar days after the day on which an Investment Company managed, co-managed or for which the individual is part of the portfolio management team has purchased or sold that same security.

I. The foregoing prohibitions set forth in Part II G and H above do not apply where the Investment Company in question limits its investments to purchases of securities or derivatives for the purpose of replicating a major stock or bond index.3



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






J. Except for the requirement that any purchase of such securities in a private placement be pre-cleared in accordance with Part II D above, the provisions of this Part II do not apply to transactions in direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements, and shares of registered open -end investment companies. In addition, securities issued by Northern Trust are not subject to the pre-clearance requirement of Part II D, above. HOWEVER, TRANSACTIONS IN SECURITIES ISSUED BY NORTHERN TRUST ARE SUBJECT TO THE REQUIREMENTS SET FORTH IN THE NORTHERN TRUST CORPORATION STATEMENT OF CONFIDENTIAL INFORMATION AND SECURITIES TRADING.

K. Personal securities transactions in stocks of companies with market capitalization of $50 billion or more at the time of purchase or sale are not subject to the blackout periods or pending buy or sell order restrictions noted in Parts II G 2, 3 and 4 and H, above. However, such transactions are still subject to the preclearance requirement noted in Part II D above.

L. If review of an Access Person's personal trading activity reveals any transaction that was not in compliance with the Code or if such review detects any other abuse inconsistent with the General Provisions set forth in Part I, above, appropriate disciplinary action may be taken. Such action may include, but is not limited to, restricting the Access Person's ability to conduct personal securities transactions, imposing holding periods on securities acquired by the Access Person, disgorgement of any profit realized as a result of any transaction that was not in compliance with the Code or termination of employment. Any profit disgorged pursuant to this paragraph shall be paid to the Northern Trust Company Charitable Trust for such disposition as such Charitable Trust determines in its sole discretion.

M. Each Access Person shall provide Northern with the following information with respect to transactions in any security4 in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership5 in the security or over which such Access Person has direct or indirect influence or control:

     o (i) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each security involved;

     o (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition)

     o    (iii) The price at which the transaction was effected; and

     o (iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

Also, if the Access  personPerson  establishes any account described in Part II.
A. above, the Access Person must provide to the Compliance Department the following information: (i) the name of the broker or bank; (ii) the date the account was established; and (iii) the date the report is submitted.

Northern  shall  inform  each  Access  Person  who is under a duty to make  such reports. These reports must state the date the report is submitted and must be submitted within 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected. Northern will accept in lieu of such report duplicate trade confirmations and monthly accounts statements, provided they contain the required information and are received within the required time frame.

Revised January 2001


FOOTNOTES

1 For these purposes, a security held or to be acquired by a registered investment company is a security which, within the most recent 15 days, is or has been held by the investment company or is being or has been considered by it, or by Northern as adviser, for purchase by the investment company, and includes an option to purchase or sell such a security and any security convertible into or exchangeable for such security.

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

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2 Any written  communication  provided for under the Code may be accomplished by facsimile or electronic transmission.

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3 It should be noted,  however, that the "blackout" periods specified in Part II do not supersede, but rather supplement, the general prohibitions against deceptive, fraudulent and manipulative practices in connection with securities held or to be acquired by a registered investment company. See footnote 1 on page 1.

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4  For  purposes  of  this  requirement,  "security"  does  not  include  direct obligations of the Government of the United States,  bankers' acceptances,  bank
certificates  of  deposit,   commercial  paper,   high-quality  short-term  debt
instruments, including commercial paper, and shares of registered open-end investment companies.

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5 A person is a  "beneficial  owner" of a security  for purposes of the Code and
Rule 17j-1 if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. An indirect pecuniary interest includes, but is not limited to: (1) securities held by members of a person's
immediate   family  sharing  the  same  household;   (2)  a  general   partner's
proportionate interest in the portfolio securities held by a general or limited partnership; (3) a person's right to dividends that is separated or separable from the underlying securities; (4) a person's interest in securities held by a trust; and (5) a person's right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable. An indirect pecuniary interest would include, for example, the right of a Northern employee to acquire Northern stock pursuant to an employee stock option.

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                                                                  Exhibit (p)(7)



                  AMERICAN GENERAL INVESTMENT MANAGEMENT, L. P.

                  AMERICAN GENERAL ASSET MANAGEMENT CORPORATION

                              NORTH AMERICAN FUNDS

                                 CODE OF ETHICS



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



                  AMERICAN GENERAL INVESTMENT MANAGEMENT, L.P.
                  AMERICAN GENERAL ASSET MANAGEMENT CORPORATION

                              NORTH AMERICAN FUNDS

                               INVESTMENT COMPANY

                                 CODE OF ETHICS

I. Applicability

         This Code of Ethics (the "Code") is applicable to all persons designated as "Access Persons" as defined herein of the subsidiary firms of American General Corporation ("AGC") that are registered as investment advisers ("AGC Investment Advisers") with the Securities and Exchange Commission (the "SEC"), and Access Persons of any Investment Company advised by such AGC Investment Advisers (collectively, "Covered Persons"). This Code is supplemented by a number of other AGC published compliance policies, including the Insider Trading Policy as discussed below.

II. Overview of Regulatory Framework

         The AGC Investment Advisers supervise the investment portfolios of registered investment company accounts ("Investment Companies") and other investment advisory client accounts (collectively, "Advisory Clients"). Pursuant to investment advisory agreements with the Advisory Clients, the AGC Investment Advisers are authorized to take all actions necessary and appropriate to carry out the investment objectives and investment policies established for each Advisory Client, including, but not limited to, the purchase and sale of securities on each Advisory Client's behalf. In carrying out these contractual obligations, the AGC Investment Advisers acknowledge that they have a fiduciary duty to the Advisory Clients and that this duty is recognized under federal securities laws and regulations. In particular, the Investment Advisers Act of 1940, as amended (the "Advisers Act"), establishes as a matter of federal law the fiduciary status of investment advisers and regulates the relationship between investment advisers and their advisory clients. The Advisers Act, among other things, prohibits advisers from engaging in practices that constitute fraud or deceit upon advisory clients, including the practice of an adviser or an employee of an adviser trading privately in securities for personal benefit at the same time that its advisory clients are caused to trade in the same securities.

         The Investment Company Act of 1940, as amended (the "1940 Act"), regulates and controls the relationship between the AGC Investment Advisers and the Investment Companies that they manage. The 1940 Act specifically prohibits certain types of financial transactions, either directly or indirectly, involving both the Investment Company and the Investment Adviser, or officers and employees of the adviser, unless prior written approval is obtained from the SEC. The 1940 Act also requires every investment company and each investment adviser for such investment company to adopt a written code of ethics.

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

         The AGC Investment Advisers and each Investment Company have adopted this Code in compliance with both the Advisers Act and the 1940 Act. This Code, together with the compliance policies of the AGC Investment Advisers, is designed to detect and prevent violations of the Advisers Act, the 1940 Act and the rules thereunder.

         The Insider Trading and Securities Fraud Enforcement Act of 1988 (the "Insider Trading Act") requires all investment advisers to establish, maintain and enforce written policies and procedures designed to detect and prevent both insider trading and the misuse of material, nonpublic information. The AGC Investment Advisers have adopted policies and procedures designed to detect and prevent insider trading pursuant to the Insider Trading Act. Covered Persons should examine this Code in conjunction with the provisions of the Insider Trading Policy adopted by the AGC Investment Advisers.

         All personal securities transactions must be conducted consistent with the Code of Ethics and in a manner to avoid any actual or potential conflict of interest or any abuse of a Covered Person's position of trust and responsibility. In conducting personal securities transactions, Covered Persons must not take inappropriate advantage of their positions and must at all times place the interest of Advisory Clients first.

         Although the AGC Investment Advisers respect the personal freedom and privacy of their Covered Persons, they believe that, in the regulatory environment in which they operate, these considerations are outweighed in certain circumstances by the need to carry out their fiduciary duties to the fullest extent possible. Therefore, the AGC Investment Advisers have adopted the standards outlined below to prevent potential conflicts of interest between Covered Persons' personal business activities and the investment activities of Advisory Clients.

III. Definitions

The following definitions are applicable to terms used in the Code:

1. ACCESS PERSON. Means (i) any director, trustee, officer or general partner of an AGC Investment Adviser or Advisory Client, (ii) any employee of an AGC Investment or Advisory Client (or of any company in a control relationship to such AGC Investment Adviser or Advisory Client) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by an Advisory Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (iii) any natural person in a control relationship to an AGC Investment Adviser or an Advisory Client who obtains information concerning recommendations made to such Advisory Client with regard to the purchase or sale of a Security by such Advisory Client.

2. BENEFICIAL OWNERSHIP. The term "Beneficial Ownership" includes accounts of a spouse or domestic partner, minor children and relatives living in an Access Person's home, as well as accounts of any other person if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains benefits substantially equivalent to those of ownership,


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

including benefits associated with survivorship or inheritance. For purposes of this Code, a prohibition or requirement applicable to any Access Person applies also to transactions in securities for any account for which the Access Person has a Beneficial Ownership, including transactions executed by the Access
Person's spouse or relatives living in the Access Person's household, unless such account is specifically exempted from such requirement by the Chief Compliance Officer. A copy of a Release issued by the SEC on the meaning of the term "Beneficial Ownership" is available upon request, and should be studied carefully by any Access Person concerned with this definition before preparing any report.

3. COMPLIANCE OFFICER. The term "Compliance Officer" means a member of the Compliance Department of an AGC Investment Adviser who is responsible for monitoring compliance with regulatory requirements and this Code of Ethics, and any person designated by the Chief Compliance Officer who assists in performing the above described duties.

4. CONSIDERED FOR PURCHASE OR SALE. A security is being considered for Purchase or Sale when a recommendation to purchase or sell the security has been made and communicated by an authorized Access Person in the course of his or her duties. With respect to the person making the recommendation, a security is being considered for Purchase or Sale when the person seriously considers making such a recommendation.

5. CONTROL. The term "Control" has the same meaning as in Section 2(a)(9) of the 1940 Act (i.e., the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company). Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company.

6. EXEMPT OFFICERS, DIRECTORS AND TRUSTEES. The phrase "Exempt Officers, Directors and Trustees" means an officer, director or trustee who is not an "interested person" of an Investment Company within the meaning of Section 2(a)(19) of the 1940 Act. The determination as to the exempt status of any officer, director, or trustee shall be made by the Chief Compliance Officer.

7. INVESTMENT COMPANY. The term "Investment Company" means an investment company affiliate of AGC which is registered with the SEC.

8. INVESTMENT PERSONNEL. Means (i) any employee of an AGC Investment Adviser or Advisory Client (or of any company in a control relationship to such AGC Investment Adviser or Advisory Client) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by such an Advisory Client, or (ii) any natural person who controls an AGC Investment Adviser or Advisory Client and who obtains information concerning recommendations made to such Advisory Client regarding the purchase or sale of securities by such Advisory Client.

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

9. PORTFOLIO MANAGER. The term "Portfolio Manager" means a person with the direct responsibility and authority to make investment decisions affecting an Advisory Client, including, but not limited to, private placement, Investment Company and private account Portfolio Managers.

10. SECURITY OR SECURITIES. The term "Security" shall have the same meaning as set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies, securities issued or guaranteed by the U.S. Government, banker's acceptances, bank certificates of deposit, and commercial paper. Any prohibition or reporting obligation relating to a Security shall apply equally to any option, warrant or right to purchase or sell the Security and to any Security convertible into or exchangeable for such Security (i.e., a "Related Security").

IV. Standards of Conduct

1. Consistent with Rule 17j-1 under the 1940 Act, Access Persons, Investment Personnel and other affiliated persons of any Advisory Client shall not, in connection with the purchase or sale by such persons of a security held or to be acquired by any Advisory Client:

(1) Employ a device, scheme or artifice to defraud the Advisory Client;

(2) Make any untrue statement of a material fact to the Advisory Client or omit to state a material fact necessary in order to make the statements made to the Advisory Client, in light of the circumstances under which they are made, not misleading;

(3) Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Advisory Client; or

(4) Engage in any manipulative practice with respect to the Advisory Client.

2. No Covered Person may engage, directly or indirectly, in any business transaction or arrangement for personal profit that is inconsistent with the best interests of Advisory Clients; nor shall he or she make use of any confidential information gained by reason of his or her affiliation with the AGC Investment Advisers or their affiliates in order to derive a personal profit for himself or herself or for any beneficial interest, in violation of the fiduciary duty owed by the AGC Investment Advisers and their affiliates to Advisory Clients.

3. No Access Person shall purchase or sell, directly or indirectly, any Security (or Related Security) in which he or she has, or by reason of the transaction acquires, any direct or indirect beneficial ownership and that he or she knows or should have known, at the time of purchase or sale: (i) is being Considered for Purchase or Sale for an Advisory Client; or (ii) is being purchased or sold for an Advisory Client. Securities purchased or sold through basket trades for index-based accounts may be exempted from this prohibition with the approval of a Compliance Officer.

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

4. Access Persons and any other AGC employee may not trade in market options (puts or calls), warrants or other derivative instruments of AGC securities. Options granted to employees by AGC are not considered market options.

5. Access Persons who are senior officers (i.e., senior vice presidents and above) of an AGC Investment Adviser may not engage in market transactions involving AGC securities (including stock and stock options) from the last day of each fiscal quarter until three business days after AGC releases its earnings for that quarter.

6. When a Security in which a Portfolio Manager has Beneficial Ownership is recommended to his/her client for purchase, the Portfolio Manager's interest (including dates of acquisition and costs) must be disclosed to a Compliance Officer prior to the recommendation being made. Securities purchased or sold through basket trades for index-based accounts may be exempted from this requirement with the approval of a Compliance Officer.

7. No Covered Person may use material, nonpublic information when engaging in Securities transactions. For example, Covered Persons who are directors of closed-end Investment Companies may not purchase the closed-end Investment
Company's Securities prior to a dividend distribution of which he or she has knowledge. Any Access Person who obtains material, confidential information

(a) by reason of his or her employment;

(b) by entering into a special confidential relationship in the conduct of his or her duties; or

(c) inadvertently, shall immediately report the receipt of such information to a Compliance Officer. A person trades on the basis of material, nonpublic information if he is "aware" of the material, nonpublic information when making the purchase or sale. It is also possible for a person to trade on the basis of material, nonpublic information by breaching a family or other nonpublic relationship. These types of circumstances should be brought to the attention of a Compliance Officer.

8. Without obtaining prior written approval from a Compliance Officer, no Access Person shall dispense any reports, recommendations, or other information concerning Securities holdings or Securities transactions for Advisory Clients to anyone outside or inside the AGC Investment Advisers, unless such persons have a business need for this information as a part of their normal duties and activities. However, Access Persons may disclose this information

(a) where there is a public report containing the same information;


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


(b) when the information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the AGC Investment Advisers and their Advisory Clients; or

(c) when the information is reported to directors or trustees of Advisory Clients or to administrators or other fiduciaries of Advisory Clients and when these persons receive the information in the course of carrying out their fiduciary duties.

     Note: No such information may be dispensed without the prior approval of a Compliance Officer.

9. No Access Person shall accept directly or indirectly from a broker/dealer or any other person who transacts business with the AGC Investment Advisers or their Advisory Clients gifts, gratuities, preferential treatment, valuable consideration or favors that are excessive in value or frequency which might reasonably be expected to interfere with or influence the exercise of independent and objective judgment in carrying out such Access Person's duties as a fiduciary. Additional limitations and prohibitions on the receipt of gifts or entertainment can be found in AGC's Gift and Entertainment Policy.

10. No Access Person shall join an investment club, or enter into an investment partnership (including hedge funds) without obtaining prior written approval from a Compliance Officer.

11. Portfolio Managers are prohibited from buying or selling a Security, directly or indirectly, within seven calendar days before and after any Advisory Client trades in that same Security. All Access Persons are prohibited from buying or selling a Security, directly or indirectly, within seven calendar days after any Advisory Client trade and seven calendar days before any anticipated trade for an Advisory Client in that same Security. With the prior written approval of the Chief Compliance Officer, securities purchased or sold through basket trades for index-based accounts may be exempted from this prohibition.

12. Access Persons are prohibited from profiting, directly or indirectly, in the purchase and sale, or selling short and re-selling, the same (or equivalent) Securities within 60 calendar days. Securities exempted from the prior clearance requirement as outlined in Section 1 of Article V below are also exempt from this prohibition.

13. Access Persons shall not purchase, directly or indirectly, any Securities, or by reason of a transaction, acquire direct or indirect beneficial ownership of Securities, in an initial public offering.

14. Research Analysts are required to obtain prior approval from a Compliance Officer prior to purchasing or selling an equity Security in an industry he or she follows unless the analyst has communicated his or her idea to the appropriate Portfolio Manager or Trader.

         Note: The prohibitions outlined in sections 2, 10, 11, and 12 above do not apply to accounts over which a broker or Power of Attorney has full


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investment  discretion,  although the Compliance  Department must be notified of such accounts in writing and must receive duplicate account statements and confirmations.

V. Prior Clearance Requirements

1. No Access Person shall purchase or sell any Security without obtaining prior written clearance from a Compliance Officer. This includes direct or indirect purchases of the Security (e.g., purchases by an Access Person's spouse, purchases for investment club accounts, etc.). The following Securities are exempt from the prior clearance requirements (but not from personal trading reporting requirements): commodities and commodity futures, DRIPs or stock purchase plans sponsored by AGC or USLIFE Income Fund, Inc., other corporate DRIPs, index-based securities, transactions for thrift and/or incentive plans sponsored by AGC and (subject to applicable blackout periods) common stock of AGC. Any Exempt Officer, Director or Trustee may at his or her option request preclearance for any proposed purchase or sale.

2. Preclearance is effective only until the close of trading on the day it is granted, although "after-hours" Internet trades are permitted with proper pre-clearance, provided that the transaction is effected prior to midnight on the day it is granted.

3. Limit Orders must be pre-cleared on the day the order is placed with a broker, prior to the opening of the order. Limit orders are required to be pre-cleared on subsequent days so long as the order remains open.

4. No Access Person shall acquire directly or indirectly any Beneficial Ownership of Securities in a private placement without obtaining prior written approval of the Chief Compliance Officer.

5. No Access Person shall serve on the board of directors of a publicly traded company without obtaining prior written clearance from a Compliance Officer.

6. No Access Person shall: (i) act as an investment adviser to any other person or entity for compensation; or (ii) obtain a significant interest in a broker/dealer.

VI. Exempt Purchases and Sales
The prohibitions of Article V shall not apply to:

1. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

2. Transactions in employee benefit plans or employer-sponsored investment programs.

3. Purchases which are part of an automatic dividend reinvestment plan.



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

4. Purchases or sales effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired from such issuer.

5. Purchases or sales effected for accounts for which a broker or Power of Attorney has full investment discretion. The Compliance Department must be notified of such accounts in writing and must receive duplicate account statements and confirmations.

6. Other purchases or sales which are non-volitional (e.g., inherited securities or Corporate Actions).

VII. Exceptions

1. Exceptions to this Code of Ethics will be granted only in rare circumstances, and then only with the prior written approval of the Chief Compliance Officer. Exceptions may be granted only when the Chief Compliance Officer believes that the potential for conflict is remote. Copies of all written approvals will be maintained by the Compliance Department and will describe the circumstances surrounding and the justification for granting the exception. For exceptions involving Covered Persons of an Investment Company, the Board of Directors of the Investment Company will be notified at least annually regarding any exceptions that have been granted pursuant to this provision.

2. The exceptions to the policies and procedures described in this Code of Ethics should not be viewed as necessarily applicable to the other codes or written standards of business conduct adopted by AGC or its subsidiaries which may also be applicable to Access Persons covered under this Code. Exceptions to these other requirements must be obtained independently.

VIII. Reporting

1. Reporting Obligation. Every Access Person shall report to a Compliance Officer the information described in Section 3 below with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security (e.g., purchases or sales by an Access Person's spouse).

2. Exempt  Officers,  Directors and  Trustees.  An Exempt  Officer,  Director or
Trustee shall report a transaction in a Security if such Officer, Director or Trustee, at the time of the transaction, knew or, in the ordinary course of fulfilling his or her official duties as an Exempt Officer, Director or Trustee, should have known that, during the 15-day period immediately preceding or after the date of the transaction in a Security by the Officer, Director or Trustee, such Security was purchased or sold for an Advisory Client or was considered by such Advisory Client for purchase or sale.

3.       Reporting.

A. Subject to the exceptions provided by Section 2, each Access Person shall file with the Compliance Officer the following reports:

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i. Initial  Holdings  Report.  No later than 10 days after the person becomes an
Access Person, the Access Person shall file a report (an "Initial Holdings Report") with the Compliance Officer including the following information:

(1) The title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(2) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(3) The date that the report is submitted by the Access Person.

ii Quarterly Report of Securities Transactions. No later than 10 days after the end of a calendar quarter, the Access Person shall file a report (a "Quarterly Report of Securities Transactions") with the Compliance Officer including the following information:

(1) With respect to any transaction during the quarter in a Security in which the Access Person had any direct or indirect beneficial ownership:

(a) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved;

(b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c) The price of the Security at which the transaction was effected;

(d) The name of the broker, dealer or bank with or through whom the transaction was effected; and

(e) The date that the report is submitted by the Access Person.

(2) With respect to any account established by the Access Person in which Securities were held during the quarter for the direct or indirect benefit of the Access Person:

(a) The name of the broker, dealer or bank with whom the Access Person established the account;

(b) The date the account was established; and

(c) The date the report is submitted by the Access Person.



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iii. Annual Holding Reports. Annually, each Access Person shall provide a report
(a  "Personal  Securities  Holdings   Disclosure")  to  the  Compliance  Officer
including the following information (which information must be current as of a date no more than 30 days before the report is submitted):

(1) The title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership;

(2) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(3) The date the report is submitted by the Access Person.

4. Disclaimer of Beneficial Ownership. Quarterly reports of securities transactions shall not be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

5. Notification of Reporting Obligation. The quarterly report of securities transactions is designed to comply with the requirements of the SEC under the Advisers Act and the 1940 Act. Every Access Person has a continuing obligation to file such reports in a timely manner. Information supplied on the reports is available for inspection by the SEC at any time.

6. Disclosure of Personal Holdings. All Access Persons must disclose all personal Securities holdings upon commencement of employment and thereafter on an annual basis.

7. Disclosure of Interest in Transaction. No Covered Person shall recommend any securities transaction for any Advisory Client without having disclosed his or her interest, if any, in such Securities or the issuer thereof, including without limitation: (a) his or her direct or indirect Beneficial Ownership of any Securities of such issuer; (b) any contemplated transaction by such person in such Securities; (c) any position with the issuer or its affiliates; (d) any present or proposed business relationship between the issuer or its affiliates and such person or any party in which such person has a significant interest; and (e) any factors about the transaction that are potentially relevant to a conflicts of interest analysis.

8. Confidentiality. All information obtained from any Covered Persons hereunder shall be kept in strict confidence, except that reports of securities transactions will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation.

9. The Compliance Officer shall, with respect to each Investment Company, annually furnish a written report to the board of trustees of such Investment Company (i) describing rising under this Code since the last report to the board, including information about material violations of the Code, sanctions


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imposed in response to such material  violations,  changes made to the Code, and any proposed changes to the Code; and (ii) certifying that the AGC Investment Adviser has adopted such procedures as are reasonably necessary to prevent Access Persons from violating the Code. In addition, all material changes to this Code shall be submitted for approval to the board of trustees of each Investment Company no later than three months after such material change has been adopted by the AGC Investment Adviser, which approval must be obtained no later than six months after such adoption.

IX. Certifications

1. All Access Persons, within 10 days of becoming an Access Person, shall certify that they have: (a) received a copy of this Code; (b) read and understood the provisions of this Code; and (c) agreed to serve the Advisory Clients in accordance with the terms of this Code.

2. All Access Persons shall annually certify that they have: (a) read and understood this Code; (b) complied with the principles of this Code; and (c) disclosed or reported all personal securities transactions which are required by the Code to be disclosed or reported.

X. Records of Securities Transactions

         Every Access Person shall direct his or her broker to supply the Chief Compliance Officer, on a timely basis, with duplicate copies of confirmations of all personal Securities transactions and copies of periodic statements for brokerage accounts.

         Records

A. Each AGC Investment Adviser shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission.

i. A copy of this Code and any other Code which is, or at any time within the past five years has been, in effect shall be maintained in an easily accessible place.

ii. A record of any violation of this Code and of any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

iii. A copy of each report made pursuant to this Code by any Access Person shall be maintained for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

iv. A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place.



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v. A copy of each report furnished to an Investment  Company shall be maintained for a period of not less than five years following the end of the fiscal year in which the violation occurred, the first two years in an easily accessible place.

vi. A record of any decision, and the reasons supporting such decision, to approve the acquisition by Investment Personnel of any Security for a period of not less than five years following the end of the fiscal year in which such approval is granted.

XI. Sanctions

1. Any violation of this Code of Ethics shall be reported to and considered by the Chief Compliance Officer and, in his or her discretion, by senior management of the relevant AGC Investment Adviser. Such individuals or bodies shall impose sanctions as deemed appropriate in the circumstances, and may include disgorging of profits and termination of employment of the violator.

2. With respect to any Investment Company, the Chief Compliance Officer shall furnish annually to the Investment Company's Board of Directors/Trustees a report regarding the administration of this Code of Ethics, including any material violations, and summarizing any reports filed hereunder. If the report indicates that any changes are advisable, the Board of Directors/Trustees shall make an appropriate recommendation to the Chief Compliance Officer.



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